Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated October 4, 2019

(To Preliminary Prospectus dated October 4, 2019)

Registration Statement No. 333-230170

Th e Offering Amount of Raising $11M ($12.65M with overallotment) Ordinary Shares Offered 2,000,000 Firm Shares and 15 % overallotment Price per Share $5.5 (P/E Actual 2018 = 6.79X) Ordinary Shares Outstanding prior to this Offering 23,000,000 Lead Underwriter Univest Securities, LLC Co - Managers WestPark Capital, Inc Newbridge Securities Corporation Zinvest Global Limited Listing Exchange N asdaq C apital Market (Listing approved subject to completion of the offering) Timing October 30, 2019 Use of Proceeds  30% for increasing the number of experience stores  30%for constructing our Lucidum breeding base  20% for research and development  20% for marketing expenses and working capital 53.0 61.5 63.9 25.8 29.4 32.2 14.5 17.5 18.7 2017 2018 2019 $M INCOME STATEMENT DATA Sales Gross Profit Net Income Investment Highlights □ Strong brand recognition and well - known trademark in China □ Provider of a full range of nutraceutical and dietary supplement products □ 32 SFDA Certified SKUs “Blue Cap” Labels, 17 Patents in China □ Experienced and accomplished leadership team with a proven track record □ Strong record of growth and profitability (Net 2017 $ 14 . 5 M , 2018 $ 17 . 5 M , 2019 $ 18 . 7 M ) □ Unique distribution model and network to ensure market penetration and customer stickiness . 200 + distributors, 20 , 000 + sales terminals, 25 experience stores across 20 provinces in China . Happiness Biotech Group Limited Company Profile Happiness Biotech is an innovative nutraceutical and dietary supplements producer focused on the research, development, manufacturing, marketing and sales of a variety of products made from Chinese herbal and animal extracts in China . We conduct our business through our wholly - owned subsidiaries, mainly Fujian Happiness . Founded in 2004 , Fujian Happiness focuses on providing nutraceutical solutions made from Chinese herbal extracts . We believe enhanced consumer awareness and demand for nutraceutical and dietary supplements, rising health care costs, aging populations, coupled with our effective sales have been the primary reasons for our growth throughout our 15 years of operating history .